Exhibit 99.1

NEWS RELEASE

Visteon to Transfer Stock Listing to Nasdaq

VAN BUREN TOWNSHIP, Mich., Dec. 15, 2017 – Visteon Corporation (NYSE: VC), a leading provider of automotive cockpit electronics, today announced it will transfer its stock listing from the New York Stock Exchange to the Nasdaq Global Select Market (Nasdaq), commencing Dec. 27, 2017. Visteon shares will continue to trade under the existing VC ticker symbol. Visteon has been listed on the New York Stock Exchange since going public in 2000. This change is expected to be seamless for Visteon shareholders.

“Our move to Nasdaq, where we will join many other growth-oriented technology enterprises, is consistent with our transformation to a software-focused tech company that is helping put the auto industry on a path toward the digital cockpit and autonomous driving,” said Sachin Lawande, president and CEO of Visteon. “Our partnership with Nasdaq also provides a number of benefits in terms of cost, marketing support and investor relations services.”

“Visteon has established a leading position in one of the fastest-growing segments of automotive technology,” said Adena Friedman, Nasdaq president and CEO. “We are proud to welcome Visteon to our family of pioneering companies, those that have disrupted industries and always aspire to do more. We look forward to supporting its growth and success in the future.”

About Visteon

Visteon is a global technology company that designs, engineers and manufactures innovative cockpit electronics products and connected car solutions for most of the world’s major vehicle manufacturers. Visteon is a leading provider of instrument clusters, head-up displays, information displays, infotainment, audio systems, SmartCore™ cockpit domain controllers, and vehicle connectivity. Visteon also supplies embedded multimedia and smartphone connectivity software solutions to the global automotive industry. Headquartered in Van Buren Township, Michigan, Visteon has approximately 10,000 employees at more than 40 facilities in 18 countries. Visteon had sales of $3.16 billion in 2016. Learn more at www.visteon.com.

Follow Visteon:

Media Contact:

Jim Fisher

734-710-5557

734-417-6184 – mobile

jfishe89@visteon.com

Investor Contact:

Bill Robertson

734-710-8349

william.robertson@visteon.com

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